Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES STRONG THIRD QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDENDS

Indianapolis, Indiana—October 27, 2005...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter and nine months ended September 30, 2005:

•  Diluted funds from operations (“FFO”) of the Simon portfolio for the quarter increased 26.7% to $351.9 million from $277.7 million in 2004. On a per share basis the increase to $1.19 from $1.04 in the third quarter of 2004 was 14.4%. Diluted FFO of the Simon portfolio for the nine months increased 29.3% to $1.035 billion from $800.5 million in 2004.  On a per share basis the increase was 15.9% to $3.49 per share from $3.01 per share in 2004.

•  Net income available to common stockholders for the quarter was $74.4 million as compared to $74.1 million in 2004. On a diluted per share basis, earnings decreased 5.6% to $0.34 from $0.36 in the third quarter of 2004. Net income available to common stockholders for the nine months increased 48.1% to $286.2 million from $193.2 million in 2004.  On a diluted per share basis the increase was 38.3% to $1.30 per share from $0.94 per share in 2004. The increase in net income for the nine months is primarily attributable to net gains on the sale of two Chicago office building complexes.

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

The Company’s core fundamentals continue to demonstrate strength as evidenced by strong operating metrics within its three domestic business platforms:

	As of	As of
	September 30, 2005	September 30, 2004		Change
Occupancy
Regional Malls(1)	92.6%	91.8%		80 basis point increase
Premium Outlet® Centers(2)	99.6%	99.1	%(3)	50 basis point increase
Community/Lifestyle Centers(2)	91.3%	92.2%		90 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(4)	$445	$421		5.7% increase
Premium Outlet® Centers(2)	$436	$403	(3)	8.2% increase
Community/Lifestyle Centers(2)	$221	$213		3.8% increase
Average Rent per Sq. Ft.
Regional Malls(1)	$34.30	$33.07		3.7% increase
Premium Outlet® Centers(2)	$22.99	$21.33	(3)	7.8% increase
Community/Lifestyle Centers(2)	$11.23	$10.79		4.1% increase

(1)   For mall and freestanding stores.

(2)   For all owned gross leasable area (GLA).

(3)   The Company acquired Chelsea Property Group on October 14, 2004.

(4)   For mall and freestanding stores with less than 10,000 square feet.

“We are pleased to report another quarter of strong financial and operational results,” said David Simon, Chief Executive Officer. “Our growth in FFO can be attributed to the productivity of our high quality portfolio, the 2004 acquisition of Chelsea Property Group, and the completion and opening of several new development projects.  During the first ten months of 2005, we opened two open-air regional shopping centers, one community center and two Premium Outlet centers—one in the U.S. and one in Japan. Our development pipeline continues to be robust with five additional projects comprising nearly 3 million square feet of gross leasable area under construction and projected to open over the next 12 to 18 months.”

Dividends

Today the Company announced a quarterly common stock dividend of $0.70 per share to be paid on November 30, 2005 to stockholders of record on November 16, 2005.

The Company also declared dividends on its four outstanding issues of preferred stock:

•  8.75% Series F Cumulative Redeemable Preferred (NYSE:SPGPrF) dividend of $0.546875 per share is payable on December 30, 2005 to stockholders of record on December 16, 2005.

•  7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on December 30, 2005 to stockholders of record on December 16, 2005.

•  6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on November 30, 2005 to stockholders of record on November 16, 2005.

•  8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on December 30, 2005 to stockholders of record on December 16, 2005.

U.S. Development Activity

Wolf Ranch, a 670,000 square foot community center located north of Austin, Texas in Georgetown, opened in July of 2005. It is an open-air, mixed-use shopping center containing a mix of anchor stores, specialty retail stores and restaurants. Wolf Ranch is anchored by Kohl’s, Target, DSW, Linens ‘n Things, Michaels, Office Depot, Old Navy, Pier One Imports, PetsMart and T.J. Maxx. Best Buy is under construction and scheduled to open during the first week of November. Gross costs are expected to approximate $98 million. The Company owns 100% of this project.

On October 7, 2005, the Company opened Firewheel Town Center, a 785,000 square foot open-air regional shopping center located 15 miles northeast of downtown Dallas in Garland, Texas.  Firewheel features Foley’s, Dillard’s, Barnes & Noble, Circuit City, Linens ‘n Things, Old Navy, DSW, and Pier One Imports.  An 18-screen AMC Theater is scheduled to open in December of 2005.  Restaurants complementing the retail offerings include T.G.I. Friday’s, Rice Boxx Asian Café, San Francisco Oven, and Fish City Grill.

Firewheel Town Center offers shoppers an exciting mix of retailers including American Eagle Outfitters, Ann Taylor Loft, Bath & Body Works, Brighton Collectibles, Charlotte Russe, Chico’s, Eddie Bauer, Fossil, Jos. A. Bank, J. Jill, Victoria’s Secret, White House|Black Market and Yankee Candle.  The center is 99% leased and committed.

Firewheel Town Center offers pedestrian amenities and a compelling mixture of retail, office, and entertainment uses.  The Company owns 100% of the project.  Gross costs for Firewheel were approximately $132 million.

On September 29, 2005, the Company commenced construction on Rio Grande Valley Premium Outlets®, a 404,000 square foot upscale, fashion-oriented manufacturers’ outlet center located at the southwest corner of U.S. Expressway 83 and Mile 1-1/2 East Road in Mercedes, Texas.  The project will be the first outlet center in The Valley and will position Mercedes as a destination for upscale outlet shopping.

The center, to be built in one phase, will be a single-level, village style project with a Southwest architectural theme. The 54-acre property will include the outlet center and several parcels for complementary uses. Rio Grande Valley Premium Outlets will house over 100 outlet stores and will feature high-quality national brands serving the area's permanent population as well as visitors to the area.  The center is scheduled to open in fall of 2006.

The Company continues construction on:

•  Coconut Point—a 1.2 million square foot open-air, mixed-use mainstreet regional shopping center in Estero/Bonita Springs, Florida.  The community center component is expected to open in March 2006, followed by the remainder of the project in November 2006.

•  Round Rock Premium Outlets®—a 433,000 square foot upscale outlet center in Round Rock (Austin), Texas.  The project is scheduled to open in fall of 2006.

•  The Domain—a  master-planned urban village in Austin, Texas, that will include 700,000 square feet of retail and restaurants, 75,000 square feet of Class A office space and 390 multi-family residential units.  The retail portion will be anchored by Neiman Marcus and Foley’s.  The Domain is scheduled to open in March 2007.

•  The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark Mall in Charlotte, North Carolina.  The retail component is scheduled to open in March 2007, followed by the residential component in May 2007.

International Activity

On October 21, 2005, the Company announced that Ivanhoe Cambridge Inc. acquired an ownership interest in European Retail Enterprises (“ERE”), a European joint venture in which Simon has an interest. ERE owns Groupe B.E.G., a Paris-based developer, owner and manager of retail properties with over 40 years of experience in France, Italy, Poland, Portugal, Spain and Turkey.

Ivanhoe Cambridge is a recognized leader in the Canadian real estate industry. It is one of Canada’s pre-eminent property owners, managers, developers and investors, and its focus is on high-quality shopping centers located in urban areas. Ivanhoe Cambridge is a principal real estate subsidiary of the Caisse de dépôt et placement du Québec, the leading institutional fund manager in Canada.

Ivanhoe Cambridge acquired the 39.5% interest in ERE previously held by another institutional investor. Simon currently owns a 34.7% interest in ERE, with the remaining interest owned by founders of Groupe B.E.G. In the future, Simon and Ivanhoe Cambridge will equalize their ownership positions in ERE through the purchase of additional interests from the company’s founders.

Construction also continues on three development projects in Italy, partially owned by Gallerie Commerciali Italia, the Italian joint venture in which the Company owns a 49% interest.

2005 Guidance

Today the Company updated its guidance for 2005. The Company expects diluted FFO to be within a range of $4.90 to $4.92 per share for the year ending December 31, 2005, and diluted net income to be within a range of $1.88 to $1.90 per share.  This compares to the original guidance provided in January 2005 of $4.70 to $4.82 for estimated diluted FFO per share and $1.96 to $2.08 for estimated diluted net income per share.

The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share.

For the twelve months ended December 31, 2005	Low	High
Estimated diluted net income per share	$1.88	$1.90
Depreciation and amortization including joint ventures	3.62	3.62
Gain on sales of real estate and discontinued operations, net of tax	(0.53)	(0.53)
Impact of additional dilutive securities for FFO per share	(0.07)	(0.07)
Estimated diluted FFO per share	$4.90	$4.92

Forward-Looking Statements

Estimates of future net income and FFO per share, and other statements regarding future developments and operations, are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often contain words such as “estimated,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, international, national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, pending litigation, maintenance of REIT status, changes in applicable laws, rules and regulations, changes in market rates of interest and fluctuations in exchange rates of foreign currencies. The reader is directed to the Company’s various filings with the Securities and Exchange Commission for a discussion of such risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (in the About Simon section), www.earnings.com, and www.streetevents.com.  To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Daylight Time (New York) tomorrow, October 28, 2005. An online replay will be available for approximately 90 days at www.simon.com.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Other Financial Reports tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

About Simon

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company's current total market capitalization is approximately $38 billion. Through its subsidiary partnership, it currently owns or has an interest in 296 properties in the United States containing an aggregate of 202 million square feet of gross leasable area in 40 states plus Puerto Rico. Simon also holds interests in 51 European shopping centers in France, Italy and Poland; 5 Premium Outlet centers in Japan; and one Premium Outlet center in Mexico. Additional Simon Property Group information is available at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUE:
Minimum rent	$478,631	$363,132	$1,415,183	$1,066,364
Overage rent	18,506	11,921	46,237	29,940
Tenant reimbursements	226,972	186,757	652,345	531,827
Management fees and other revenues	19,746	17,932	56,931	54,335
Other income	42,914	33,584	119,678	94,721
Total revenue	786,769	613,326	2,290,374	1,777,187
EXPENSES:
Property operating	116,994	93,775	319,510	261,553
Depreciation and amortization	204,106	143,428	621,990	420,953
Real estate taxes	74,776	60,692	218,615	177,776
Repairs and maintenance	22,877	24,316	76,101	66,137
Advertising and promotion	21,003	11,683	57,861	37,006
Provision for credit losses	2,868	3,410	3,697	10,067
Home and regional office costs	27,068	19,579	85,060	61,811
General and administrative	4,993	3,615	13,243	10,635
Other	12,486	7,198	34,439	23,681
Total operating expenses	487,171	367,696	1,430,516	1,069,619
OPERATING INCOME	299,598	245,630	859,858	707,568
Interest expense	202,530	160,508	598,238	469,243
Income before minority interest	97,068	85,122	261,620	238,325
Minority interest	(3,174)	(2,209)	(8,734)	(6,890)
(Loss) gain on sales of assets and other, net	(55)	1,121	12,552	(760)
Income tax expense of taxable REIT subsidiaries	(3,796)	(2,196)	(11,216)	(10,838)
Income before unconsolidated entities	90,043	81,838	254,222	219,837
Income from unconsolidated entities	18,662	23,901	51,045	60,809
Income from continuing operations	108,705	105,739	305,267	280,646
Results of operations from discontinued operations	5,315	2,436	9,610	6,554
Gain (loss) on disposal or sale of discontinued operations, net	5,605	(503)	125,385	(215)
Income before allocation to limited partners	119,625	107,672	440,262	286,985
LESS:
Limited partners’ interest in the Operating Partnership	19,860	20,792	77,541	55,568
Preferred distributions of the Operating Partnership	6,882	4,905	21,156	14,710
NET INCOME	92,883	81,975	341,565	216,707
Preferred dividends	(18,525)	(7,834)	(55,329)	(23,504)
NET INCOME AVAILABLE TO COMMON
STOCKHOLDERS	$74,358	$74,141	$286,236	$193,203

SIMON
Per Share Data
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
PER SHARE DATA:
Basic Earnings Per Common Share:
Income from continuing operations	$0.30	$0.35	$0.82	$0.92
Discontinued operations—results of operations and gain on
disposal or sale, net	0.04	0.01	0.48	0.02
Net income available to common stockholders	$0.34	$0.36	$1.30	$0.94
Percentage Change	-5.6%		38.3%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.30	$0.35	$0.82	$0.92
Discontinued operations—results of operations and gain on
disposal or sale, net	0.04	0.01	0.48	0.02
Net income available to common stockholders	$0.34	$0.36	$1.30	$0.94
Percentage Change	-5.6%		38.3%

SIMON
Reconciliation of Net Income to FFO(A)
Unaudited
(In thousands, except as noted)

		For the Three Months		For the Nine Months
		Ended September 30,		Ended September 30,
		2005	2004	2005	2004
Net Income(B)(C)(D)(E)		$92,883	$81,975	$341,565	$216,707
Plus:	Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	26,742	25,697	98,697	70,278
Plus:	Depreciation and amortization from consolidated properties and discontinued operations	202,021	143,820	619,597	423,618
Plus:	Simon’s share of depreciation and amortization from unconsolidated entities	49,136	39,712	152,434	123,344
Plus:	(Gain)/loss on sales of real estate and other assets and discontinued operations, net	(5,550)	(618)	(137,937)	975
Plus:	Tax provision related to sale	—	369	1,533	4,784
Less:	Minority interest portion of depreciation and amortization	(2,152)	(1,817)	(6,993)	(4,836)
Less:	Preferred distributions and dividends	(25,407)	(12,739)	(76,485)	(38,214)
FFO of the Simon Portfolio		$337,673	$276,399	$992,411	$796,656
Per Share Reconciliation:
Diluted net income per share		$0.34	$0.36	$1.30	$0.94
Plus:	Depreciation and amortization from consolidated properties and the Company’s share of depreciation and amortization from unconsolidated affiliates, net of minority interest portion of depreciation and amortization	0.89	0.69	2.72	2.05
Plus:	(Gain)/loss on sales of real estate and other assets and discontinued operations	(0.02)	—	(0.49)	—
Plus:	Tax provision related to sale	—	—	0.01	0.02
Less:	Impact of additional dilutive securities for FFO per share	(0.02)	(0.01)	(0.05)	—
Diluted FFO per share		$1.19	$1.04	$3.49	$3.01
Details for per share calculations:
FFO of the Simon Portfolio		$337,673	$276,399	$992,411	$796,656
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and
option exercises(F)		14,203	1,274	42,624	3,823
Diluted FFO of the Simon Portfolio		351,876	277,673	1,035,035	800,479
Diluted FFO allocable to unitholders		(70,378)	(59,731)	(208,627)	(176,209)
Diluted FFO allocable to common stockholders		$281,498	$217,942	$826,408	$624,270
Basic weighted average shares outstanding		220,559	206,057	220,391	204,625
Adjustments for dilution calculation:
Effect of stock options		932	841	907	854
Impact of Series C preferred unit conversion		1,068	1,968	1,092	1,968
Impact of Series I preferred unit conversion		3,335	—	3,395	—
Impact of Series I preferred stock conversion		10,771	—	10,711	—
Diluted weighted average shares outstanding		236,665	208,866	236,496	207,447
Weighted average limited partnership units outstanding		59,169	57,146	59,704	58,441
Diluted weighted average shares and units outstanding		295,834	266,012	296,200	265,888
Basic FFO per share		$1.21	$1.05	$3.54	$3.03
Percent Increase		15.2%		16.8%
Diluted FFO per share		$1.19	$1.04	$3.49	$3.01
Percent Increase		14.4%		15.9%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$21,600,472	$21,253,761
Less—accumulated depreciation	3,638,179	3,162,523
	17,962,293	18,091,238
Cash and cash equivalents	422,791	520,084
Tenant receivables and accrued revenue, net	306,897	361,590
Investment in unconsolidated entities, at equity	1,598,391	1,920,983
Deferred costs and other assets	1,049,512	1,176,124
Total assets	$21,339,884	$22,070,019
LIABILITIES:
Mortgages and other indebtedness	$14,330,200	$14,586,393
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,098,773	1,113,645
Cash distributions and losses in partnerships and joint ventures, at equity	116,213	37,739
Other liabilities, minority interest and accrued dividends	178,367	311,592
Total liabilities	15,723,553	16,049,369
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	883,728	965,204
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	403,744	412,840
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,595,077 and 25,434,967 issued and outstanding, respectively, and with liquidation values of $1,079,754 and $1,071,748, respectively	1,078,147	1,062,687
Common stock, $.0001 par value, 400,000,000 shares authorized, 224,628,854 and 222,710,350 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,025,282	4,993,698
Accumulated deficit	(1,512,944)	(1,335,436)
Accumulated other comprehensive income	4,217	16,365
Unamortized restricted stock award	(35,780)	(21,813)
Common stock held in treasury at cost, 4,815,655 and 2,415,855 shares, respectively	(230,086)	(72,918)
Total stockholders’ equity	4,328,859	4,642,606
Total liabilities and stockholders’ equity	$21,339,884	$22,070,019

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2005		2004	2005		2004
REVENUE:
Minimum rent	$264,315		$231,848	$779,602		$684,819
Overage rent	17,072		6,315	48,693		15,074
Tenant reimbursements	135,181		118,827	393,364		351,484
Other income	38,992		14,363	96,655		43,101
Total revenue	455,560		371,353	1,318,314		1,094,478
EXPENSES:
Property operating	101,145		70,417	273,929		206,541
Depreciation and amortization	82,299		68,461	243,175		203,116
Real estate taxes	33,625		31,801	99,718		95,334
Repairs and maintenance	19,199		15,662	59,071		49,577
Advertising and promotion	7,957		7,316	23,793		23,830
Provision for credit losses	2,924		1,852	8,024		6,481
Other	29,317		18,392	83,208		50,825
Total operating expenses	276,466		213,901	790,918		635,704
OPERATING INCOME	179,094		157,452	527,396		458,774
Interest expense	104,633		92,123	301,598		277,740
Income Before Minority Interest
and Unconsolidated Entities	74,461		65,329	225,798		181,034
Loss from unconsolidated entities	—		(1,534)	(1,892)		(3,835)
Income from Continuing Operations	74,461		63,795	223,906		177,199
Income from consolidated joint venture interests(G)	—		7,956	—		18,290
(Loss)/income from discontinued joint venture interests(G)	(28	)(H)	6,455	976	(H)	13,015
Gain on disposal or sale of discontinued operations, net	—		—	98,359	(H)	4,704
NET INCOME	$74,433		$78,206	$323,241		$213,208
Third-party investors’ share of net income	$45,578		$48,174	$186,617		$134,025
Our share of net income	28,855		30,032	136,624		79,183
Amortization of excess investment	10,221		6,131	36,400		18,374
Write-off of investment related to property sold	(14	)(H)	—	37,764	(H)	—
Our share of net gain related to property sold	(14	)(H)	—	11,415	(H)	—
Income from unconsolidated joint ventures	$18,662		$23,901	$51,045		$60,809

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	September 30,	December 31,
	2005	2004
ASSETS:
Investment properties, at cost	$9,505,099	$9,429,465
Less—accumulated depreciation	1,913,878	1,745,498
	7,591,221	7,683,967
Cash and cash equivalents	334,733	292,770
Tenant receivables	193,625	209,040
Investment in unconsolidated entities	134,394	167,182
Deferred costs and other assets	346,002	322,660
Total assets	$8,599,975	$8,675,619
LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$6,731,408	$6,398,312
Accounts payable, accrued expenses and deferred revenue	416,301	373,887
Other liabilities	204,404	179,443
Total liabilities	7,352,113	6,951,642
Preferred units	67,450	67,450
Partners’ equity	1,180,412	1,656,527
Total liabilities and partners’ equity	$8,599,975	$8,675,619
Our Share of:
Total assets	$3,601,577	$3,619,969
Partners’ equity	555,119	779,252
Add: Excess Investment(I)	927,059	1,103,992
Our net investment in joint ventures	$1,482,178	$1,883,244
Mortgages and other indebtedness	$2,905,061	$2,750,327

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)

The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(B)

Includes the Company’s share of gains on land sales of $7.4 million and $9.8 million for the three months ended September 30, 2005 and 2004, respectively, and $25.3 million and $24.4 million for the nine months ended September 30, 2005 and 2004, respectively.

(C)

Includes the Company’s share of straight-line adjustments to minimum rent of $6.2 million and $2.1 million for the three months ended September 30, 2005 and 2004, respectively, and $15.7 million and $5.1 million for the nine months ended September 30, 2005 and 2004, respectively.

(D)

Includes the Company’s share of the fair market value of leases from acquisitions of $14.1 million and $8.4 million for the three months ended September 30, 2005 and 2004, respectively, and $41.2 million and $25.5 million for the nine months ended September 30, 2005 and 2004, respectively.

(E)

Includes the Company’s share of debt premium amortization of $6.5 million and $2.4 million for the three months ended September 30, 2005 and 2004, respectively, and $22.7 million and $6.1 million for the nine months ended September 30, 2005 and 2004, respectively.

(F)	Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.
(G)

Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and has, as a result, gained control of the joint venture. These interests have been separated from operational interests to present comparative results of operations for those joint ventures held as of September 30, 2005. Discontinued joint venture interests represent those partnership interests that have been sold.

(H)	Relates to Metrocenter, a regional mall in Phoenix, Arizona sold on January 11, 2005.
(I)

Excess investment represents the unamoritized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures acquired. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 35 years, and the amortization is included is included in income from unconsolidated entities.